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                                                                    EXHIBIT 11




                               COGNEX CORPORATION
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                        COMPUTATION OF PER SHARE EARNINGS


 Weighted average common and common share equivalents were computed as follows:
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                                                          MARCH 31,       APRIL 2,
                                                            1996            1995
                                                         ----------      ----------

                                                                 (UNAUDITED)

  Weighted average common shares outstanding........     40,326,678      37,540,984
  Weighted average options outstanding..............      7,167,555       7,796,488
  Shares assumed to be purchased....................     (3,437,712)     (4,553,874)
                                                         ----------      ----------
  Primary weighted average common and common
    equivalent shares outstanding...................     44,056,521      40,783,598
  Dilutive effect of weighted average options.......                        246,824
                                                         ----------      ----------
  Fully diluted weighted average common and common
    equivalent shares outstanding...................     44,056,521      41,030,422
                                                         ==========      ==========

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